EXHIBIT  11
                              APPLE COMPUTER, INC.
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                    (In thousands, except per share amounts)

                                 Three Months Ended      Six Months Ended
                               March 29,    March 31,   March 29,   March 31,
                                    1996         1995        1996        1995

Primary Earnings Per Share

 Earnings (Loss)
  Net income (loss) applicable
  to common stock             ($740,159)    $  72,917  ($808,845)   $ 261,103

 Shares
  Weighted average number of
  common sharesoutstanding       123,659      120,860     123,326     120,333

  Adjustment for dilutive
  effect of outstanding stock
  options                           -           1,784         -         1,789

 Weighted average number of
 common and common equivalent
 shares used for primary earnings
 per share                       123,659      122,644     123,326     122,122

 Primary earnings (loss) per
 common share                    ($5.99)    $     .59   ($  6.55)   $    2.14


Fully Diluted Earnings Per Share

 Earnings (Loss)
  Net income (loss) applicable
  to common stock             ($740,159)    $  72,917  ($808,845)   $ 261,103


 Shares
  Weighted average number of
  common sharesoutstanding       123,659      120,860     123,326     120,333

  Adjustment for dilutive
  effect of outstanding stock
  options                           -           1,788         -         1,819

 Weighted average number of
 common and common equivalent
 shares used for fully diluted
 earnings per share              123,659      122,648     123,326     122,152

Fully diluted earnings (loss)
per common share                 ($5.99)    $     .59   ($  6.55)   $    2.14

